UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GéRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MäUSLI

DAVID MIMS

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and an accompanying GREEN consent card to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholder’s five highly qualified nominees.

Item 1: On October 2, 2019, the Participating Stockholders issued the following press release:

Velan Comments on announced sale of progenics to lantheus

Believes Company’s Board has Abandoned its Fiduciary Duties by Choosing to Sell Progenics at Massive Discount in Attempt to Prevent the Voices of Shareholders from Being Heard

Views Progenics’ Potential Value Under Appropriate Leadership to be Substantially Higher Than the Proposed Value-Destructive Lantheus Transaction

Company’s Most Recent Act of Desperation Solidifies Velan’s Belief that Board Reconstitution is Necessary

Velan will Proceed with Consent Solicitation to Add Five Highly-Qualified, Fully-Independent Directors Before Lantheus Transaction Moves Forward

Velan’s Nominees Bring the Requisite Expertise to Put the Company on the Right Path Without the Costly Transfer of Value to Lantheus

Alpharetta, GA – October 2, 2019 -- Velan Capital, L.P. (together with the other members of its group, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today responded to the decision by the Progenics Board of Directors (“Board”) to enter into a value-destructive all-stock transaction with Lantheus Holdings, Inc. (“Lantheus”) in the midst of Velan’s consent solicitation to reconstitute a majority of the Board:

“We believe Progenics’ announcement today to sell the Company to Lantheus substantially undervalues the Company and is a transparent and shameful maneuver attempting to prevent the voices of stockholders from being fairly heard. Velan is appalled that the Board would so egregiously attempt to shirk its fiduciary duties by approving a transaction to sell the Company at such a massive discount.

While we are still reviewing the details of the transaction, based on our initial assessment it appears that it includes an egregious $18.3 million break-up fee if the Progenics Board decides to recommend against the transaction. This means that the current Board is effectively penalizing stockholders if they consent to Velan’s proposals to reconstitute the Board by saddling the new Board (if Velan is successful) to this ill-advised decision and large break-up fee if the reconstituted Board were to recommend against the proposed transaction. Rather than allowing stockholders to decide on the future of the Company by electing directors who they believe are best equipped to make these important decisions, the Board unilaterally entered into a value-destructive transaction to sell the Company. Unfortunately, this type of behavior is not wholly surprising, as we’ve seen this Board time and again make decisions that are not in the best interest of Progenics stockholders, including by failing to hold CEO Mark Baker accountable for his persistent and continued failures. The writing is already on the wall: at the Company’s 2019 Annual Meeting ~36% of the votes cast (excluding abstentions) were against the re-election of Mr. Baker, despite the fact that Velan did not even target him.

Mr. Baker now appears to be pursuing a buyout, in our view, to avoid being held accountable by stockholders and potentially being replaced with a more capable leadership team. This most recent act of desperation solidifies our belief that substantial Board reconstitution is necessary at Progenics and we are committed to proceeding with our consent solicitation to add five highly-qualified, fully-independent directors before the Lantheus transaction moves forward. Our goal is to instill proper leadership at the Board level and replace Mr. Baker, an individual with no healthcare operational experience prior to joining Progenics. We have identified five exceptional nominees with the skill sets that are urgently needed at Progenics. All of these nominees have served on public company boards and bring a wide array of experience: pharmaceutical and radiopharmaceutical commercialization and supply chain expertise, investor relations and shareholder engagement, sophisticated financial analysis and judgment, and appropriate corporate governance and compensation oversight. Importantly, our nominees bring the leadership and experience that the Company purports the Lantheus deal offers without the substantial value transfer to Lantheus implied by the proposed transaction.

Further, this slate of independent director nominees is committed to executing on a comprehensive strategic plan for Progenics that will seek to put operations on par with well-performing competitors and create substantial value for stockholders. They will do the hard work of developing and commercializing products rather than taking the easy way out and selling the Company in a deal that we believe smacks of desperation. Velan is working diligently with these nominees on a comprehensive plan that we intend to release in the coming weeks, and which will include an outline of the operational actions our nominees would pursue, if elected.

This comprehensive plan will also include a roadmap for value creation. Velan believes Progenics could be worth a substantially higher price with appropriate leadership in place as products in development are de-risked through multiple upcoming clinical events. We look forward to sharing our plan to put Progenics on the path to success.

Stockholders have spoken through their votes at the 2019 Annual Meeting and we believe the mandate is clear. We will be in touch with stockholders soon regarding our consent solicitation to reconstitute the Board.

Investor Contacts:

Deepak Sarpangal

(415) 677-7050

info@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media Contact:
Joe Germani / Sarah Braunstein

Sloane & Company

(212) 486-9500

JGermani@sloanepr.com / SBraunstein@sloanepr.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and an accompany consent card to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholder’s five highly qualified director nominees.

THE PARTICIPATING STOCKHOLDERS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSNET STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' CONSENT SOLICITOR.

Velan Capital, L.P. (“Velan”), Altiva Management Inc. (“Altiva”), Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC (“LTE”), LTE Management, LLC (“LTE Management”), Melkonian Capital Management, LLC (“MCM”), Ryan Melkonian, Terence Cooke, Deepak Sarpangal, Gérard Ber, Eric Ende, Ann MacDougall, Heinz Mäusli and David Mims are participants in this solicitation.

As of the date hereof, Velan directly beneficially owns 8,011,733 shares of common stock of the Company (“Common Stock”). Altiva, as the general partner of Velan, may be deemed the beneficial owner of the 8,011,733 shares of Common Stock owned by Velan. Mr. Venkataraman, as the sole shareholder of Altiva, may be deemed the beneficial owner of the 8,011,733 shares of Common Stock owned by Velan. As of the date hereof, Mr. Nohria directly beneficially owns 110,000 shares of Common Stock. As of the date hereof, LTE directly beneficially owns 1,950,000 shares of Common Stock. MCM, as the sole investment advisor to LTE, may be deemed the beneficial owner of the 1,950,000 shares owned by LTE. LTE Management, as the sole manager of LTE, may be deemed the beneficial owner of the 1,950,000 shares owned by LTE. Mr. Melkonian, in his capacities as (i) the sole manager and majority member of LTE Management and (ii) the Chief Investment Officer, Managing Member and majority owner of MCM, may be deemed the beneficial owner of the 1,950,000 shares owned by LTE. As of the date hereof, Mr. Cooke directly beneficially owns 40,000 shares of Common Stock. As of the date hereof, Dr. Ber directly beneficially owns 50,000 shares of Common Stock. As of the date hereof, none of Deepak Sarpangal, Eric Ende, Ann MacDougall, Heinz Mäusli and David Mims own beneficially or of record any securities of the Company.

Item 2: On October 2, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: